EXHIBIT 4.1

FIRST AMENDMENT TO RIGHTS AGREEMENT
AMENDMENT (the “Amendment”), dated as of September 10, 2015, to the Rights Agreement, dated as of October 6, 2014 (the “Rights Agreement”), between Conn’s, Inc., a Delaware corporation (the “Company”), and Computershare Trust Company, N.A., as Rights Agent (the “Rights Agent”).
RECITALS
WHEREAS, the Company and the Rights Agent have heretofore executed and entered into the Rights Agreement.
WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company may, and the Rights Agent shall if the Company so directs, from time to time supplement and amend the Rights Agreement.
WHEREAS, the Board of Directors of the Company has determined that an amendment to the Rights Agreement as set forth herein is necessary and desirable.
Accordingly, the parties agree as follows:
1.Amendment of Final Expiration Date. Section 7(a) of the Rights Agreement is hereby amended by replacing the words “October 5, 2015” with the words “September 10, 2015.”
2.    Amendment of Exhibits. All references to “October 5, 2015” in the exhibits to the Rights Agreement are replaced with the words “September 10, 2015.
In addition, the references to October 5, 2015 on the Form of Rights Certificate attached as Exhibit C to the Rights Agreement are amended to read as September 10, 2015.
3.    Effectiveness. This Amendment shall be deemed effective as of the date first written above, as if executed on such date. Except as amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.
4.    Officer’s Certificate. The undersigned officer of the Company, being duly authorized on behalf of the Company, hereby certifies in his or her capacity as an officer on behalf of the Company to the Rights Agent that this Amendment is in compliance with the terms of Section 27 of the Rights Agreement. The Rights Agent hereby accepts the certification contained in this paragraph in fulfillment of the obligation of the Company to deliver a certificate from an appropriate officer of the Company stating that this amendment is in compliance with the terms of Section 27 of the Rights Agreement.
5.    Governing Law. This Amendment shall be deemed to be a contract under the laws of the State of Delaware and for all purposes shall be governed and construed in accordance

EXHIBIT 4.1

with the laws of such state applicable to contracts to be made and performed entirely within such state.
6.    Severability. If any provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, illegal or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be effected, impaired or invalidated.
7.    Effect of Amendment. Except as otherwise expressly provided herein, or unless the context otherwise requires, all terms used herein have the meanings assigned to them in the Rights Agreement. The Rights Agent and the Company hereby waive any notice requirement under the Rights Agreement pertaining to the matters covered by this Amendment.
8.    Counterparts; Electronic Signature. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this Amendment transmitted electronically shall have the same authority, effect, and enforceability as an original signature.
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EXHIBIT 4.1

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.
CONN’S, INC.

By:/s/ Robert F. Bell
Name: Robert F. Bell
Title: Vice President and General Counsel
COMPUTERSHARE TRUST COMPANY, N.A.

By:/s/ Dennis V. Moccia
Name: Dennis V. Moccia
Title: Manager, Contract Administration